Exhibit 10.9

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE

ISSUED ON APRIL 25, 2017

THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON APRIL 25, 2017 (the “Amendment”) is made effective as of July 28, 2017, by and between NanaFlex Power Corporation, a Florida corporation (the “Company”), and JSJ Investments, Inc., a Texas corporation (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.     The Company and Holder are the parties to that certain convertible promissory note originally issued by the Company to the Holder on April 25, 2017, in the original principal amount of $115,000.00 (the “Note”); and

B.     The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       The first sentence of Section 2(b) shall. be replaced with the following:

“Holder’s Conversion Rights. At any time after the 180th day after the Issuance Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal and accrued interest of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price.”

2.       This Amendment shall be deemed part of, but shall Lake precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NanoFlex Power Corporation		JSJ Investments, Inc.

By:	/s/ Dean Ledger	By:	/s/ Sameer Hirji
Name:	Dean Ledger	Name:	Sameer Hirji
Title:	Chief Executive Officer	Title:	President